                                                                    Exhibit 99.a

[ONEOK LOGO]                                              Financial News
--------------------------------------------------------------------------------

May 30, 2002                                             Contact:  Weldon Watson
                                                                   918-588-7158

                          ONEOK TO CONSIDER OPTIONS FOR
                            ACQUIRING COMPANY SHARES

     Tulsa, Oklahoma -- ONEOK, Inc., (NYSE:OKE), today received an official sale notice from Western Resources, Inc. and its subsidiary Westar Industries, Inc., (NYSE:WR), indicating its intention to sell all its equity holdings in ONEOK. This includes approximately 4.7 million shares of common stock and 19.9 million shares of series A convertible preferred stock.

     ONEOK or its designee has the right under a Shareholder Agreement with Western to purchase all the shares at the $21.77 per share price contained in the sale notice. The total price would be approximately $971.1 million. (This calculation doubles the number of convertible preferred shares to accommodate a two-for-one split in ONEOK's common stock making the total number of shares for calculation purposes 44.6 million shares.)

     David Kyle, chairman, president and chief executive officer of ONEOK said, "We have anticipated the possibility that all of Western's ONEOK holdings could be offered to the company. We will review our options under the terms of the Shareholder Agreement and take action in the best interest of ONEOK shareholders."

     The company has 90 days in which to make a decision as to whether to purchase the shares and to complete the closing. The sale period can be extended for 30 days after regulatory approvals but may not exceed 180 days after the date of the sale notice. If the company elects not to exercise its rights to purchase the shares within the designated timeframe, then the company has two options:

     1. The company may inform Western in writing that it will reimburse Western for the aggregate difference between the market price as of the date of the sale notice and the market price as of the date of Western's completing a sale of Western's equity in ONEOK, with such sale being completed within the latter of 180 days from the date of the sale notice or 30 days from receipt of all necessary regulatory approvals; or

     2. The company may inform Western that it does not plan to reimburse Western as stated above, in which case Western has 16 months from the date of the sale notice to complete a sale to a third party. If the sale is not completed within the 16-month period, the shares will once again become subject to the sale provisions under the Shareholder Agreement.

     The Western Resources equity position in ONEOK was created in 1997 when ONEOK issued equity to acquire Western's Kansas gas distribution properties known today as Kansas Gas Service Company, the largest natural gas distributor in the state of Kansas.

--------------------------------------------------------------------------------
ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company's energy marketing and trading operations provide service to customers in 28 states. The company is also the largest natural gas distributor in Kansas and Oklahoma, operating as Kansas Gas Service and Oklahoma Natural Gas Company, serving 1.4 million customers. ONEOK is a Fortune 500 Company.

      For information about ONEOK, Inc. visit the Web site: www.oneok.com.
                                       ###